Exhibit (j)(1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 45 to the Registration Statement (Form N-1A, No. 33-52149) of Federated World Investment Series, Inc. and to the incorporation by reference of our report, dated January 22, 2010, on Federated International Leaders Fund (formerly Federated International Value Fund) (one of the  portfolios constituting Federated World Investment Series, Inc.) included in its Annual Shareholder Report for the fiscal year ended November 30, 2009.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 13, 2010